                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                TALK CITY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

                                Talk City, Inc.
                           1919 South Bascom Avenue
                              Campbell, CA 95008

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 19, 2000

                               ----------------

To the Stockholders:

  Notice is hereby given that the Annual Meeting of Stockholders of Talk City, Inc., a Delaware corporation, will be held on Friday, May 19, 2000 at 10:00 a.m., local time, at the Company's offices located at 1919 South Bascom Avenue, Campbell, California for the following purposes:

  1. To elect two (2) directors to serve for the ensuing year or until their successors are duly elected and qualified.

  2. To ratify the appointment of KPMG LLP as independent public accountants for the fiscal year ending December 31, 2000.

  3. To ratify and approve an amendment to the Company's Amended and Restated 1996 Stock Option Plan increasing the number of shares of Common Stock authorized for issuance under the 1996 Plan by 3,500,000 shares, and to change the annual automatic increase in the number of shares reserved for issuance under the 1996 Plan to a number of shares equal to the lesser of (i) 2,000,000 shares, (ii) 7% of the then outstanding shares of Common Stock, or (iii) a lesser amount determined by the Board.

  4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The above items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only holders of record of the Company's Common Stock at the close of business on March 21, 2000, the record date, are entitled to notice of and to vote at the Annual Meeting.

  All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

                                          /s/ Peter H. Friedman

                                          Peter H. Friedman
                                          Chairman of the Board and Chief
                                           Executive Officer

Campbell, California
April 17, 2000


 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                                Talk City, Inc.

                               ----------------

                                PROXY STATEMENT
                                      FOR
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                              PROCEDURAL MATTERS

General

  This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Talk City, Inc. for use at the Annual Meeting of Stockholders to be held on Friday, May 19, 2000 at 10:00 a.m., local time, and at any adjournments thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's headquarters located at 1919 South Bascom Avenue, California 95008, and the telephone number at that location is (408) 871-5200.

  These proxy solicitation materials were mailed on or about April 19, 2000, together with the Company's 1999 Annual Report, to all stockholders entitled to vote at the Annual Meeting.

Record Date

  Stockholders of record at the close of business on March 21, 2000 (the "Record Date") are entitled to notice of and to vote at the meeting. As of the Record Date, 24,746,484 shares of the Company's Common Stock were issued and outstanding. No shares of Preferred Stock were outstanding.

Revocability of Proxies

  Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting Procedures

  Each stockholder is entitled to one vote for each share of Common Stock held on all matters to be voted on by the stockholders. Votes cast in person or by proxy will be tabulated by Firststar Bank, the Company's transfer agent.

  Upon the execution and return of the enclosed form of proxy, the shares represented thereby will be voted in accordance with the terms of the proxy, unless the proxy is revoked. If no directions are indicated in such proxy, the shares represented thereby will be voted (i) "FOR" the election of each of the Company's nominees as a director, (ii) "FOR" ratification of the appointment of KPMG LLP as independent public accountants for the Company for the fiscal year ending December 31, 2000, and (iii) "FOR" the amendment to the Company's Amended and Restated 1996 Stock Option Plan.

Quorum; Abstentions; Broker Non-Votes

  A majority of the outstanding shares of Common Stock entitled to vote on the Record Date, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting or any adjournments thereof. Shares that are voted "FOR" or "AGAINST" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes eligible to be cast by the Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter with respect to such matter.

  Abstentions are considered as shares present and entitled to vote and therefore will have the same effect as a vote against a matter presented at the meeting. Brokers who hold shares in street name for customers have the authority to vote on certain matters; with respect to any other matters, shares as to which brokers have not received discretionary voting authority from their customers are considered as shares not entitled to vote with respect to such matters, but are counted toward the establishment of a quorum.

Costs of Solicitation of Proxies

  The costs of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone, letter or facsimile.

Deadline for Receipt of Stockholder Proposals

  Proposals of the Company's stockholders intended to be presented at the regularly scheduled 2001 Annual Meeting of Stockholders must be received by the Company no later than December 15, 2000, and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

General

  The Company's Board of Directors is currently composed of seven members. The Board is divided into three classes with each class serving for a term of three years as follows:

     Class                             Expiration             Member
     -----                             ----------             ------
     Class I..........................    2000    Bronfin and Hirschfeld
     Class II.........................    2001    Sculley, Yudkovitz and Weinman
     Class III........................    2002    Friedman and Graziano

  Directors Bronfin and Hirschfeld have been nominated for re-election to the Board. Both of the nominees are incumbent directors. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for the two nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy. The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director.

Vote Required

  The two (2) nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors of the Company. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum but have no other legal effect under Delaware law.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NAMED NOMINEE.

  The names of the directors of the Company, including the nominees, and certain information about them, are set forth below.

   Name                           Age           Position with Company
   ----                           ---           ---------------------
   Peter H. Friedman............. 45  Chairman of the Board and Chief Executive
                                       Officer of the Company
   Kenneth A. Bronfin............ 40  Director of the Company
   Joseph A. Graziano(1)(2)...... 56  Director of the Company
   Thomas P. Hirschfeld(1)(2).... 37  Director of the Company
   John Sculley.................. 61  Director of the Company
   Barry M. Weinman(1)(2)........ 61  Director of the Company
   Martin J. Yudkovitz........... 45  Director of the Company

--------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

  Peter H. Friedman has served as our Chairman of the Board and Chief Executive Officer since he co-founded our company in March 1996. From 1984 to February 1996, Mr. Friedman worked at Apple Computer, Inc., where he served as Vice President and General Manager of Apple's Internet/Online business unit. In this role, Mr. Friedman oversaw the launch and growth of eWorld, Apple's consumer online Internet-based service, managed and grew Apple's AppleLink business services and a series of Internet-based services such as Salon and Youth Central. Mr. Friedman also held various senior roles in marketing at Apple. Mr. Friedman received an M.B.A. degree from the Harvard Business School and a B.A. degree from Brown University.

  Kenneth A. Bronfin has served as a director of our company since September 1998. Mr. Bronfin currently serves as Senior Vice President and Deputy Group Head of Hearst New Media and Technology, the unit of The Hearst Corporation responsible for the development and investment in Internet-related businesses. Prior to joining Hearst in June 1996, Mr. Bronfin served as Vice President, Business Development and General Manager of the NBC Data Network at NBC. Mr. Bronfin received an M.B.A. degree from the Wharton School at the University of Pennsylvania and a B.S. degree in Electrical Engineering from the University of Virginia.

  Joseph A. Graziano has served as a director of our company since its inception in March 1996 and was the Acting Chief Financial Officer from May 1996 until March 1999. From June 1989 to December 1995, Mr. Graziano served as the Executive Vice President and Chief Financial Officer of Apple and was a member of its board of directors from June 1993 until October 1995. From May 1987 to June 1989, Mr. Graziano served as Chief Financial Officer of Sun Microsystems, Inc. and from October 1981 to May 1985, as Chief Financial Officer of Apple. Mr. Graziano also serves as a director of Pixar and Carrier Access Corporation. Mr. Graziano received a B.S. degree in accounting from Merrimack College and is a Certified Public Accountant.

  Thomas P. Hirschfeld has served as a director of our company since October 1997. Mr. Hirschfeld has served as a Managing Director of Patricof & Co. Ventures, Inc., a venture capital company, since April 1999 and was a Principal from January 1995 to March 1999. From January 1994 to December 1994, he served as Assistant to the Mayor of New York City. From August 1986 to December 1993, Mr. Hirschfeld was with Salomon Brothers, an investment banking firm. Mr. Hirschfeld serves as a director of a number of privately-held companies in which the limited partnerships managed by Patricof & Co. are investors. He received an M.A degree from Balliol College, Oxford and an A.B. degree from Harvard College.

  John Sculley has served as a director of our company since July 1996. Since February 1994, Mr. Sculley has been a partner with his brothers in Sculley Brothers, a family investment capital firm, that focuses on media enabling technologies, Internet services and consumer businesses. The Sculleys are active investors in approximately 20 companies in the Silicon Valley, New York, Bermuda and Israel. Their Internet service investments include Intralinks, Talk City, Zapa.com, GreenTree, Buy.com and Softvideo. Their consumer companies include Country Gourmet, Select Comfort, Ranch 1, Frame King and Sirius Thinking Ltd. Mr. Sculley serves on the board of directors of NFO Worldwide, Inc., an affiliate of NFO Research, and a number of other private companies.

  Barry M. Weinman has served as a director of our company since August 1998. Since May 1993, he has been a Managing Director of Media Technology Equity Partners and a General Partner of Media Technology Ventures and AVI Management Partners, which has been making high tech venture capital investments in the Silicon Valley since 1980. AVI and its new media fund, Media Technology Ventures, had approximately $300 million under management as of March 31, 1999. Mr. Weinman is also on the board of directors of Women.com, Be Inc, InfoGear and Quokka Sports. Mr. Weinman received an M.A. degree from London School of Economics/University of Southern California and a B.S. degree from Clarkson College of Technology.

  Martin J. Yudkovitz has served as a director of our company since August 1998. Since December 1995, Mr. Yudkovitz has been the President and Chief Executive Officer of NBC Multimedia, Inc., a subsidiary of NBC. Prior to this he served as Senior Vice President, Strategic Development for NBC. From 1992 to 1994, he served as Senior Vice President of Strategic Development at NBC. His other positions at NBC have included Vice President of Business Affairs for NBC's 1992 Olympics Unit, First General Counsel and Vice President for Business Affairs at CNBC and Senior Counsel to NBC's 1988 Seoul Olympics Unit in NBC Sports. Mr. Yudkovitz joined NBC in January 1984 in the legal department. Mr. Yudkovitz received a J.D. degree from Columbia University and a B.A. degree from Rutgers University.

Board Meetings and Committees

  During fiscal 1999, the Board of Directors held eleven meetings. During this period, each incumbent director, except for Messrs. Sculley and Yudkovitz, attended or participated in at least seventy-five percent of the aggregate of (i) the total number of meetings of the Board of Directors (held during the time period for which each such director served on the Board of Directors) and (ii) the total number of meetings held by all Committees of the Board of Directors on which each such director served. Messrs. Sculley and Yudkovitz participated in sixty-four percent and fifty-five percent, respectively, of the total number of meetings of the Board of Directors.

  The Board currently has two standing committees: an Audit Committee and a Compensation Committee. The Audit Committee and Compensation Committee are composed of Messrs. Graziano, Hirschfeld and Weinman. The Company has no nominating committee or committee performing similar functions.

  Audit Committee. The Audit Committee makes such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, provides to the Board the results of its examinations and recommendations derived therefrom, outlines to the Board improvements made, or to be made, in internal accounting controls, nominates independent auditors, and provides to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention. The Audit Committee held two meetings during fiscal 1999.

  Compensation Committee. The Compensation Committee makes decisions regarding all forms of salary and bonus and stock compensation provided to executive officers of the Company, the long-term strategy for employee compensation, the types of stock and other compensation plans to be used by the Company and the shares and amounts reserved thereunder, and such other compensation matters as may from time to time be directed by the Board of Directors. The Compensation Committee held one meeting during Fiscal 1999.

Director Compensation

  Members of the Board of Directors receive no cash compensation for their services as directors, nor are they reimbursed for their expenses incurred in attending board meetings. Directors who are not employees of the Company are eligible to receive periodic option grants under the Company's 1999 Directors Stock Option Plan (the "Directors Plan"). Each eligible director is automatically granted an option for 20,000 shares on the date such director first becomes a member of the Board of Directors, and, if such director has served as a director continuously for at least six months preceding the annual meeting of stockholders, the director is automatically granted an option to purchase 5,000 shares on the date of each annual meeting of stockholders.

  Eligible directors who were members of the Board of Directors prior to the Company's initial public offering in July 1999 each received an option for 5,000 shares on the effective date of the initial public offering.

  All options under the Directors Plan are fully vested and exercisable on the date of grant with exercise prices equal to the fair market value of the Common Stock on the date of grant. Options have a ten year term and are only exercisable while the individual remains a director of the Company. Upon a director's termination, the director may exercise the option, but only within three months following the date of such termination.

                                 PROPOSAL TWO

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board has appointed KPMG LLP as independent public accountants of the Company to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2000, and recommends that the stockholders vote for ratification of such appointment.

  KPMG LLP has audited the Company's financial statements since 1996. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Vote Required

  Ratification of the appointment of KPMG LLP as the Company's independent public accountants will require the affirmative vote of a majority of the outstanding shares of Common Stock represented, in person or by proxy, and entitled to vote on this proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will not be counted as having been represented.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPOINTING KPMG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                PROPOSAL THREE

                     AMENDMENT TO THE AMENDED AND RESTATED
                            1996 STOCK OPTION PLAN

  Our Amended and Restated 1996 Stock Option Plan provides for the granting to employees incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting to employees and consultants nonstatutory stock options and stock purchase rights. The 1996 Plan was originally adopted by the Board of Directors in October 1996 and approved by the Company's stockholders in October 1996. Unless terminated sooner, the 1996 Plan will terminate automatically in October 2006.

  In April 1999, the Board voted to increase the number of shares authorized for issuance under the 1996 Plan by an aggregate of 750,000 shares, and to provide for an automatic annual increase (the "Evergreen Increase") in the number of shares reserved for issuance under the 1996 Plan each year on the first day of the company's fiscal year (beginning in 2000) by a number of shares equal to the lessor of (i) 750,000 shares, (ii) 4% of the then outstanding shares of Common Stock or (iii) a lesser amount determined by the Board of Directors, bringing the total shares currently reserved for issuance under the 1996 Plan to 3,825,000 shares.

  Proposal Three seeks stockholder approval of a 3,500,000 increase in shares authorized under the 1996 Plan and to change the Evergreen Increase in the number of shares reserved for issuance under the Stock Plan each year on the first day of the Company's fiscal year (beginning in 2001) by a number of shares equal to the lesser of (i) 2,000,000 shares, (ii) 7% of the then outstanding shares of Common Stock or (iii) a lesser amount determined by the Board. As of the Record Date and after giving effect to the proposed 3,500,000 share increase, there were 3,844,803 available for future grant under the 1996 Plan. Approval of this amendment to the 1996 Plan also perfects the stockholder approval requirement of Section 422 of the Code.

  Stock options are extremely important in order to recruit, reward and retain experienced and highly skilled executives and key employees. Internet and technology companies like Talk City have historically used stock options as an integral part of recruitment and retention packages. We compete directly with other companies for experienced executives, sales, engineering and other highly skilled personnel in the very competitive Silicon Valley job market and believe that we must be able to offer competitive compensation packages to attract the caliber of individual necessary to effectively operate and grow our business. The significant increase in our personnel over the last year as well as the projected growth of our employee infrastructure are primarily responsible for the need to increase shares issuable under the 1996 Plan. The total number of our employees has increased from 56 as of December 31, 1998 to 197 as of December 31, 1999.

Vote Required

  Ratification of the amendment to the Amended and Restated 1996 Stock Option Plan will require the affirmative vote of a majority of the outstanding shares of Common Stock represented, in person or by proxy, and entitled to vote on this proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will not be counted as having been represented.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE AMENDMENT TO THE AMENDED AND RESTATED 1996 STOCK OPTION PLAN.

  The essential provisions of the 1996 Plan are outlined below.

Administration

  The 1996 Plan may be administered by the Board, the Compensation Committee or a committee appointed by the Board. The 1996 Plan is currently administered by the Board (the "Administrator").

Eligibility; Limits on Grants

  The 1996 Plan provides that nonstatutory stock options and stock purchase rights may be granted to an Employee, Director or Consultant ("Service Providers"). Incentive stock options may be granted only to Employees. The Administrator approves the participants, the time or times at which options and stock purchase rights are granted and the number of shares subject to each. The 1996 Plan is administered so as to satisfy certain requirements under the federal securities laws, including the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Code.

  The 1996 Plan limits the discretion allowed to the Administrator in granting options. This limitation is intended to preserve the Company's ability to deduct for federal income tax purposes the compensation expense relating to options exercised by certain executive officers under the 1996 Plan. The limitation provides that under the 1996 Plan no employee may be granted in any one fiscal year options and stock purchase rights to receive more than 500,000 shares of Common Stock (except in connection with the commencement of employment, in which case options and stock purchase rights to purchase no more than an additional 500,000 shares may be granted). See discussions below under "Tax Information" for a summary of the more general rules governing the availability to the Company of tax deductions in connection with stock options exercised under the 1996 Plan.

Terms of Options and Stock Purchase Rights

  The terms of options and stock purchase rights granted under the 1996 Plan are determined by the Administrator but may not be longer than ten years, except in the case of incentive stock options granted to an optionee who at the time of grant owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any parent or subsidiary of the Company (a "10% Stockholder"), for whom the term of each option may not be longer than five years. Each option or stock purchase right is evidenced by a written agreement between the Company and the optionee to whom such option or stock purchase right is granted and is subject to the following additional terms and conditions:

  (a) Exercise Of The Option: The Administrator determines when options may be exercisable. Shares subject to an option generally vest and are exercisable over four (4) years at the rate of 25% of the Shares subject to the option shall vest twelve months after the Vesting Commencement Date, and 1/48 of the Shares subject to the option shall vest each month thereafter, subject to Optionee's continuing to be a Service Provider on such dates. The Administrator may accelerate the vesting of any outstanding option. The purchase price of the shares to be purchased upon exercise of any option may be paid, at the discretion of the Administrator, in cash, check, or other shares of Common Stock (with some restrictions), or, if specified in the optionee's option agreement, promissory note, cashless exercise, a reduction in the amount of any Company liability to the optionee, any combination thereof, or other legally permitted consideration.

  (b) Exercise Price: The exercise price under the 1996 Plan is determined by the Administrator, provided that, in the case of an incentive stock option, the exercise price may not be less than 100% of the fair market value of the Common Stock on the date the option is granted, and, provided further, that, in the case of an incentive stock option granted to a 10% Stockholder, the exercise price may be no less than 110% of the fair market value of the Common Stock on the date the option is granted. In the case of a nonstatutory stock option, the exercise price is determined by the Administrator; however, in the case of a nonstatutory option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price may not be less than 100% of the fair market value of the Common Stock on the date the option is granted.

  (c) Termination of Relationship as a Service Provider: If an optionee's status as a Service Provider terminates for any reason other than death or disability, an option under the 1996 Plan may be exercised within such period of time as is specified in the Option Agreement, or, in the absence of a specified time in the Option Agreement, for three (3) months after such termination (but in no event later than the date of expiration of the term of the option) and may be exercised only to the extent such option was exercisable and vested on the date of termination.

  (d) Disability of Optionee: If an optionee's continuous status as a Service Provider terminates as a result of the optionee's disability (as defined in Section 22(e)(3) of the Code), an option may be exercised within twelve (12) months after termination of employment due to such disability (but in no event later than the date of expiration of the term of the option), but only to the extent such option was exercisable and vested on the date of termination.

  (e) Death of Optionee: If an optionee should die while a Service Provider of the Company, an option may be exercised by the optionee's estate at any time within twelve (12) months after the date of death (but in no event later than the date of expiration of the term of the option), but only to the extent such options were exercisable and vested on the date of death.

  (f) Termination of Options: Stock options granted under the 1996 Plan expire as determined by the Administrator, but in no event later than ten (10) years from the date of grant. However, in the case of an incentive stock option granted to a 10% Stockholder, the term of the option may not be greater than five (5) years. Under the form of option agreement currently used by the Company, options generally expire ten (10) years from the date of grant.

  (g) Non-Transferability of Options and Stock Purchase Rights: Unless otherwise specified by the Administrator, options and stock purchase rights are non-transferable by the optionee other than by will or by the laws of descent or distribution and are exercisable during the optionee's lifetime only by the optionee.

  (h) Other Provisions: The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1996 Plan as may be determined by the Administrator.

  The 1996 Plan permits the Company to grant stock purchase rights to purchase Common Stock of the Company either alone, in addition to, or in tandem with other awards under the 1996 Plan and/or cash awards made outside the Plan. Upon the granting of a stock purchase right under the 1996 Plan, the offeree is advised in writing of the terms, conditions and restrictions related to the offer, including the number of shares of Common Stock that the offeree is entitled to purchase, the price to be paid and the time within which the offeree must accept such offer. The offer is accepted by execution of a restricted stock purchase agreement between the Company and the offeree.

  Unless the Administrator determines otherwise, the restricted stock purchase agreement grants the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death or disability as defined in Section 22(e)(3) of the Code). The purchase price for shares repurchased pursuant to this repurchase option is the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option lapses at such rate as the Administrator may determine.

  Upon exercise of a stock purchase right, the purchaser has all rights of a stockholder of the Company. As of the Record Date, the Company has not granted any stock purchase rights under the 1996 Plan.

Changes in Capitalization

  In the event a change, such as a stock split or stock dividend payable in Common Stock, is made in the Company's capitalization which results in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration by the Company, appropriate adjustment will be made in the number of shares reserved for issuance under the 1996 Plan and in the number of shares subject to outstanding options and stock purchase rights under the 1996 Plan, as well as in the price per share of Common Stock covered by such options and stock purchase rights. Such adjustment will be made by the Board of Directors, whose determination will be final, binding and conclusive.

  In the event of a proposed dissolution or liquidation of the Company, options and stock purchase rights outstanding under the 1996 Plan will terminate immediately prior to such action. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company into another corporation, outstanding options and stock purchase rights may be assumed or an equivalent option or stock purchase right may be substituted by the successor entity. If such outstanding options and stock purchase rights are not assumed or substituted, however, the Administrator must provide for all of the options and stock purchase rights to become fully vested and immediately exercisable for a period of fifteen (15) days, and the option or stock purchase right shall terminate upon the expiration of such period.

Amendment and Termination of the Plan

  The Board may amend the 1996 Plan at any time, or may terminate the 1996 Plan, without stockholder approval; provided, however, that stockholder approval is required for any amendment to the 1996 Plan for which stockholder approval would be required under the Code or other applicable rules, and no action by the Board or stockholders may unilaterally impair any option or stock purchase right previously granted under the 1996 Plan. In any event, the 1996 Plan will terminate in October 2006. Any options outstanding under the 1996 Plan at the time of its termination will remain outstanding until they expire by their terms.

Federal Income Tax Information

  The following is a summary of the effect of federal income taxation with respect to the grant and exercise of options and stock purchase rights under the 1996 Plan. The summary does not purport to be complete and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which a participant may reside.

 Incentive Stock Options

  An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% Stockholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

 Nonstatutory Stock Options

  All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon the option's exercise, the optionee will recognize taxable income, generally measured as the excess of the then fair market value of the shares purchased over the exercise price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

 Stock Purchase Rights

  Stock purchase rights will generally be taxed in the same manner as non-statutory stock options. However, the stock issued upon exercise of a stock purchase right is usually subject to the Company's right to repurchase such stock upon the purchaser's termination of employment with the Company, which right lapses progressively over time. As a result, at the time of purchase, this restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the date or dates when the stock ceases to be subject to substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to the Company's right to repurchase the stock (i.e., as it "vests"). At such times, the purchaser will recognize the ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture. The ordinary income recognized by a purchaser who is an employee will be treated as wages and will be subject to tax withholding by the Company. Generally, the Company will be entitled to a tax deduction in the amount and at the time the purchaser recognizes ordinary income.

  Notwithstanding the foregoing, a purchaser may accelerate the date of his or her recognition of ordinary income, and the beginning of any capital gain holding period, by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, would be equal to the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period would commence on the purchase date.

  Different rules may apply in the case of purchasers who are subject to
Section 16 of the Exchange Act.

Participation in the 1996 Plan

The grant of options and stock purchase rights under the 1996 Plan to eligible service providers is subject to the discretion of the Administrator. The table on page 22 sets forth information with respect to options granted under the 1996 Plan during 1999 to each of the officers named in the Summary Compensation Table. The term of options under the 1996 Plan (other than those granted to 10% Stockholders, as to which the term is five years from the date of grant) is generally ten years from the date of grant.

                              EXECUTIVE OFFICERS

  In addition to the executive officers who are members of the Board of Directors, the following individuals are executive officers of the Company:

  V. David Watkins has served as our President and Chief Operating Officer since December 1999. From March 1999 to November 1999, Mr. Watkins served as the President of Diamond Multimedia, Inc.'s RioPort.com Division. Mr. Watkins and his team successfully identified a new market opportunity for MP3 audio on the Internet. From April 1996 to February 1999, Mr. Watkins served as Vice President of the Multimedia Division for Diamond Multimedia, Inc. and was chartered to oversee the management of the audio and core graphics product lines. From June 1995 to March 1996, Mr. Watkins served as Executive Vice President of Catapult Entertainment, a company specializing in networked consumer entertainment game play. From June 1989 to May 1995, Mr. Watkins held various executive positions for Borland International including Vice President of Worldwide Marketing and Technical Support and Vice President and General Manager of the dBase and Paradox Business Groups. From June 1986 to May 1989, Mr. Watkins was a Vice President at Symantec Corporation. Mr. Watkins received a M.B.A. degree from Stanford University and a B.A. degree in Economics from Connecticut College.

  Jeffrey Snetiker has served as our Senior Vice President, Chief Financial and Administrative Officer since March 1999. From October 1996 to February 1999, Mr. Snetiker was Principal Consultant of Executive Business Advisory, a consulting company. From January 1995 to September 1996, Mr. Snetiker served as Senior Vice President, Finance and Administration of United Paramount Network, a television broadcast network. From October 1985 to November 1993, Mr. Snetiker held various executive positions for Reeves Entertainment, a television production and distribution company, including Executive Vice President, Chief Financial and Administrative Officer from January 1990 to November 1993, Senior Vice President, Finance and Administration from January 1989 to December 1989 and Vice President, Finance and Administration from October 1985 to December 1988. From January 1983 to September 1985, Mr. Snetiker was Vice President and Controller of Group W Productions, a subsidiary of Westinghouse Broadcasting & Cable. Mr. Snetiker received a B.S. degree in Accounting from C.W. Post College of Long Island University.

  Jenna Woodul has served as our Vice President of Community since she co-founded our company in March 1996. From January 1993 to March 1996, Ms. Woodul cultivated the online community for Apple's eWorld, where she directed the Community Center. Ms. Woodul worked at Apple from 1984 to 1988 in the area of Apple's business communications service, AppleLink, as a core member of the team which developed the community-oriented AppleLink Personal Edition, which later became America Online. Ms. Woodul received an M.A. degree from the University of New Mexico and a B.A. degree from Vassar College.

  Chris N. Christensen has served as our Vice President of Engineering and Operations since May 1996. From May 1993 to May 1996, Mr. Christensen served as the Engineering Manager for Apple's Online Services division. Mr. Christensen managed the Macintosh and Windows clients for Apple's eWorld online service. He also wrote the email application for the Newton and worked on the QuickTime plug-in for Macintosh. Prior to his experience at Apple, Mr. Christensen worked at Hewlett Packard for five years. Mr. Christensen received an M.E. degree and a B.S. degree from Rensselaer Polytechnic Institute.

  Patricia Griffith has served as our Vice President of Sales since January 1998. From July 1997 to January 1998, Ms. Griffith served as our Director of Western Sales. Ms. Griffith joined our company from Women.com where she served as Vice President of Sales from January 1996 to July 1997. At Women.com, Ms. Griffith was responsible for developing the advertising strategies and programs that launched a successful advertising model for Women's Wire. From October 1986 to December 1995, Ms. Griffith worked for Harte Hanks Communications, a marketing company, where she served as Senior Accountant Executive for Major/National Accounts. Ms. Griffith received a B.A. degree in History and a B.A. degree in Anthropology from the University of California, Santa Barbara.

  Christopher J. Escher has served as our Vice President of Marketing since August 1997. From February 1997 to August 1997, Mr. Escher served as the managing director of the Palo Alto, California office of Cunningham Communication, Inc., a marketing communication firm specializing in high technology concerns. At Cunningham, Mr. Escher led the Cisco Systems account, among others. From October 1984 to February 1997, Mr. Escher worked at Apple in a variety of marketing and communications roles, from Online Services Marketing Director to Public Relations Director and Creative Director. He culminated his career at Apple in 1997 as Vice President, Corporate Communications. Mr. Escher received a B.A. degree in British Studies from Stanford University.

           SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of Common Stock of the Company as of December 31, 1999 for the following: (i) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's directors; (iii) each of the officers named in the Summary Compensation Table; and (iv) all current directors and executive officers of the Company as a group.

                                                        Shares     Percentage
                                                     Beneficially Beneficially
Name of Beneficial Owner                               Owned(1)      Owned
------------------------                             ------------ ------------
Martin J. Yudkovitz(2)..............................   2,452,223       9.7%
 National Broadcasting Company, Inc. and affiliates
Thomas A. Hirschfeld(3).............................   2,043,320       8.4%
 Funds Managed by Patricof & Co. Ventures, Inc.
New York Life Insurance(4)..........................   1,471,469       6.0%
Peter H. Friedman(5)................................   1,418,934       5.8%
Kenneth A. Bronfin(6)...............................   1,264,554       5.2%
 Hearst Communications, Inc.
Cox Interactive Media, Inc.(7)......................   1,250,000       5.1%
Barry M. Weinman(8).................................   1,133,050       4.6%
 Media Technology Equity Partners, L.P.
Joseph A. Graziano(9)...............................     580,761       2.4%
Jenna Woodul(10)....................................     382,691       1.6%
John Sculley(11)....................................     265,762       1.1%
Christopher Escher(12)..............................     156,155        *
Jeffrey Snetiker....................................     130,638        *
Patricia Griffith...................................      76,742        *
All current directors and executive officers as a
 group (17 persons)(13).............................  10,795,515      44.1%

--------
  *  Less than 1%

 (1) The number of shares outstanding and percent of ownership is based on 24,461,370 shares of Common Stock outstanding as of December 31, 1999. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned, subject to community property laws where applicable. The shares of Common Stock issuable pursuant to options and warrants that are currently exercisable or exercisable within 60 days of December 31, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

 (2) Principal address is 30 Rockefeller Plaza, New York, NY 10112. Number of shares includes 1,050,000 shares held by NBC, 500,000 shares held by NBC Multimedia, warrants issued to NBC to purchase 391,667 shares exercisable within 60 days of December 31, 1999, warrants issued to NBC Multimedia to purchase 505,556 shares exercisable within 60 days of December 31, 1999 and an option issued to Mr. Yudkovitz to purchase 5,000 shares exercisable within 60 days of December 31, 1999. Mr. Yudkovitz, a director of our company, is President and Chief Executive Officer of NBC Multimedia. Mr. Yudkovitz disclaims beneficial ownership of the shares held by NBC and NBC Multimedia except to the extent of his proportional interest in the entities.

 (3) Principal address is 445 Park Avenue, New York, NY 10022. Number of shares includes 2,038,320 shares held by funds managed by Patricof & Co. Ventures, Inc. and an option issued to Mr. Hirschfeld to purchase 5,000 shares exercisable within 60 days of December 31, 1999. Mr. Hirschfeld, a director of our company, is a Managing Director of Patricof & Co. Ventures, Inc. Mr. Hirschfeld disclaims beneficial ownership of the shares held by the funds managed by Patricof & Co. Ventures, Inc. except to the extent of his proportional interest in the entities.

 (4) Principal address is 51 Madison Avenue, Room 206, New York, NY 10010. Number of shares includes warrants issued to New York Life Insurance to purchase 40,000 shares exercisable within 60 days of December 31, 1999.

 (5) Number of shares includes a warrant issued to Mr. Friedman to purchase 5,000 shares exercisable within 60 days of December 31, 1999.

 (6) Principal address is 959 8th Avenue, New York, NY 10019. Number of shares includes 1,259,554 shares held by Hearst Communications, Inc. and an option issued to Mr. Bronfin to purchase 5,000 shares exercisable within 60 days of December 31, 1999. Mr. Bronfin, a director of our company, is Senior Vice President and Deputy Group Head of the Hearst New Media and Technology division of Hearst Communications, Inc. Mr. Bronfin disclaims beneficial ownership of the shares held by Hearst Communications, Inc. except to the extent of his proportional interest in the entities.

 (7) Principal address is 530 Means Street, Atlanta, GA 30318.

 (8) Number of shares includes 1,128,050 shares held by Media Technology Equity Partners, L.P. and an option issued to Mr. Weinman to purchase 5,000 shares exercisable within 60 days of December 31, 1999.
     Mr. Weinman, a director of our company, is a Managing Director of Media Technology Equity Partners and a General Partner of Media Technology Ventures and AVI Management Partners. Mr. Weinman disclaims beneficial ownership of the shares held by Media Technology Equity Partners, L.P. except to the extent of his proportional interest in the entities.

 (9) Number of shares includes an option issued to Mr. Graziano to purchase 5,000 shares exercisable within 60 days of December 31, 1999.

(10) Number of shares includes a warrant issued to Ms. Woodul to purchase 2,000 shares exercisable within 60 days of December 31, 1999.

(11) Principal address is 90 Park Avenue, New York, NY 10016. Number of shares includes 31,667 shares held by Sculley Brothers LLC, 10,000 shares held by Sculley Investment Ltd. Partnership, 2,500 shares held by John Sculley Irrevocable Trust fbo Madeline Allnatt u/d/t 12/30/97, 2,500 shares held by John Sculley Irrevocable Trust fbo Oliver Allnatt u/d/t 12/30/97, and an option issued to Mr. Sculley to purchase 5,000 shares exercisable within 60 days of December 31, 1999.

(12) Number of shares includes a warrant issued to Mr. Escher to purchase 5,000 shares exercisable within 60 days of December 31, 1999.

(13) Includes an aggregate of:

   .  1,700,000 shares issued upon exercise of stock options;

   . warrants to purchase 909,223 shares exercisable within 60 days of December 31, 1999; and

   . options to purchase 30,000 shares exercisable within 60 days of December 31, 1999.

                               OTHER INFORMATION

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities ("10% of Class Stockholders") to file with the Securities and Exchange Commission (the "SEC") reports of ownership on Form 3 and reports of changes in ownership on Form 4 or Form 5. Such executive officers, directors and 10% of Class Stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

  Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that, through the Record Date, its executive officers, directors and 10% of Class Stockholders complied with all applicable Section 16(a) filing requirements except a Form 3 required to be filed by V. David Watkins and Jay Friedman by December 24, 1999. The forms were filed on January 3, 2000.

                             CERTAIN TRANSACTIONS

Equity Investment Transactions for Cash

  In June 1996, we sold 150,000 shares of Series A preferred stock for $2.00 per share. In July 1996 we sold 350,000 shares of Series A1 preferred stock for $2.00 per share. In November 1996, we sold 3,294,785 shares of Series B preferred stock for $2.80 per share. In August and September of 1998, we sold 5,592,033 shares of Series D preferred stock at $4.00 per share. In April 1999, we sold 2,499,882 shares of Series E preferred stock for $8.00 per share. Listed below are the directors, executive officers and stockholders who beneficially own 5% or more of our securities who participated in these financings.

  Directors, Executive   Series A  Series A1 Series B  Series D  Series E    Aggregate
        Officers         Preferred Preferred Preferred Preferred Preferred     Cash
  and 5% Stockholders      Stock     Stock     Stock     Stock     Stock   Consideration
  --------------------   --------- --------- --------- --------- --------- -------------
Funds managed by:
 Patricof & Co.
 Ventures, Inc.(a)......     --        --     714,287  1,253,405      --    $6,100,000

Cox Interactive Media,
 Inc. ..................     --        --         --   1,250,000      --     5,000,000

New York Life Insurance
 Company ...............     --        --     714,286    400,000  175,000    5,000,000

Hearst Communications,
 Inc.(b) ...............     --        --         --     292,033  210,521    2,852,296

--------
(a) The Patricof & Co. Ventures, Inc. shares include shares purchased by APA Excelsior IV, L.P., APA Excelsior IV/Offshore, L.P. and Patricof Private Investment Club, L.P. Mr. Hirshfeld, a Managing Director of Patricof & Co. Ventures, Inc. and a director of our company, disclaims beneficial ownership of the securities held by these entities except for his proportional interest in the entities.

(b) Mr. Bronfin, a director of our company, is Senior Vice President and Deputy Group Head of the Hearst New Media and Technology division of Hearst Communications, Inc. Mr. Bronfin disclaims beneficial ownership of the securities held by this entity except for his proportional interest in the entity.

NBC and Affiliates Agreements

 NBC

  We entered into a series of letter agreements with NBC in April and August 1998, as amended April 15, 1999, pursuant to which we aired advertisements on various NBC television programs. In consideration for NBC's agreement to air the advertisements, we issued:

  . an aggregate of 384,615 shares, at a price per share of $4.68, of our Series C preferred stock, which converts to 450,000 shares of common stock;

  . a warrant to purchase 125,000 shares, with an exercise price per share of $6.00, of Series D preferred stock;

  . an aggregate of 600,000 shares, at a price per share of $4.00, of our Series D preferred stock; and

  . a warrant to purchase a total of 266,667 shares of Series D preferred stock with a weighted average exercise price of $8.44 per share.

  The exercise prices of the warrant to purchase an aggregate of 266,667 shares of Series D preferred stock are as follows:

  .  with respect to 41,667 shares, $6.00 per share;

  .  with respect to 125,000 shares, $8.00 per share; and

  .  with respect to 100,000 shares, $10.00 per share.

  Mr. Yudkovitz, a director of our company, is President and Chief Executive Officer of NBC Multimedia, a subsidiary of NBC.

NBC Multimedia

  In February 1998, we executed a letter agreement with NBC Multimedia, Inc. pursuant to which we include localized versions of our chat service within NBC Interactive Neighborhood's menu of localized Web services. In consideration, we issued a warrant to NBC Multimedia to purchase 320,513 shares of common stock at an exercise price per share of $4.68. On August 31, 1998, we issued a new warrant to NBC Multimedia, upon cancellation and in replacement of the original NBC Multimedia warrant, exercisable for 375,000 shares of common stock, at an exercise price per share of $4.00, pursuant to an anti-dilution protection contained in the original warrant.

  In August 1998, we entered into an operating agreement with NBC Multimedia pursuant to which we provide our community services to various NBC Web sites. In consideration for the execution of the operating agreement by NBC Multimedia, we issued:

  . 500,000 shares of our Series D preferred stock, at a purchase price per share of $4.00; and

  . a warrant to purchase a total of 130,556 shares of Series D preferred stock with a weighted average exercise price of $7.66 per share.

  The warrant has the following exercise prices:

  .  with respect to 55,555 shares, $6.00 per share;

  .  with respect to 41,666 shares, $8.00 per share; and

  .  with respect to 33,335 shares, $10.00 per share.

 Hearst Agreement

  Pursuant to an agreement, dated October 30, 1998, as amended on April 15, 1999, with the Hearst New Media and Technology division of Hearst Communications, Inc., we issued an aggregate of 750,000 shares of our Series D preferred stock, at a price per share of $4.00, in consideration for the publication by Hearst, over an agreed upon time period beginning September 3, 1998, of our advertisements in various magazines owned by Hearst. Mr. Bronfin, a director of our company, is Senior Vice President and Deputy Group Head of the Hearst New Media and Technology division of Hearst Communications, Inc.

 Loan Financing

  In April and July of 1998, we engaged in a loan financing pursuant to which we issued to the investors in the financing convertible promissory notes and warrants to purchase shares of common stock. An aggregate principal amount of $2,903,000 was issued pursuant to the loan financing.

  The principal plus interest on the notes were convertible, at the option of each individual investor, into Series D preferred stock upon the initial closing of the Series D financing, which occurred on August 25, 1998, at a conversion price per share of $4.00. Each individual warrant issued pursuant to the financing was exercisable for a number of shares of common stock equal to 30% of the principal amount of the note held by the investor divided by $3.00 per share. The exercise price of the warrants is $3.00 per share.

  Funds managed by Patricof & Co. Ventures, Inc. invested an aggregate principal amount of $900,000 in the loan financing, which converted to an aggregate of 228,405 shares of Series D preferred stock. These funds also received warrants to purchase an aggregate of 90,000 shares of common stock. The Patricof & Co. Ventures,

Inc. shares and warrants include shares and warrants held by APA Excelsior IV, L.P., APA Excelsior IV/Offshore, L.P. and Patricof Private Investment Club, L.P. Funds managed by Patricof & Co. Ventures, Inc. own more than 5% of our securities. Mr. Hirschfeld, a Managing Director of Patricof & Co. Ventures, Inc. and a director of our company, disclaims beneficial ownership of the securities held by these entities except for his proportional interest in the entities.

  New York Life Insurance Company invested an aggregate principal amount of $400,000 in the loan financing which converted to an aggregate of 102,183 shares of Series D preferred stock. New York Life also received warrants to purchase an aggregate of 40,000 shares of common stock. New York Life Insurance Company owns more than 5% of our securities.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

Report of the Compensation Committee of the Board of Directors

  The Compensation Committee of the Board of Directors sets the compensation of the Chief Executive Officer, reviews the design and effectiveness of compensation programs for other key executives, and approves stock option grants for Company employees. The committee is composed entirely of outside directors who have never served as officers of the Company except for Mr. Graziano, who was the acting Chief Financial Officer of the Company from May 1996 to March 1999.

  The goals of the compensation committee are to align compensation with the Company's performance and objectives and to attract, retain and reward executive officers and employees whose contributions are critical to the long-term success of the Company.

  The primary components of the Company's executive compensation package are salary and stock options. The Company sets its compensation package to be competitive with the marketplace.

 Salary

  The level of base salary for executive officers is set based upon their scope of responsibility, level of experience and individual performance. The salary range for each position is reviewed against the Radford Survey (a third-party compensation survey) data for high-tech companies with similar sales volumes located in the same geographic area. Additionally, the committee takes into account general business and economic conditions and current Company circumstances.

 Stock options

  The committee believes that the granting of stock options is an important method of rewarding and motivating Company employees by aligning employees' interests with the Company's stockholders. The committee also recognizes that a stock incentive program is a necessary element in a competitive compensation package. The program utilizes a vesting schedule to encourage employees of the Company to continue in the employ of the Company and to encourage employees to maintain a long-term perspective. In determining the size of stock option grants, the committee focuses primarily on the employees' current and expected future value to the Company. The committee also considers the number of unvested options held by the employee.

 Compensation of the Chief Executive Officer

  Peter H. Friedman has been Chairman of the Board and CEO of the Company since 1996. The Committee used the same compensation policy described above for all executive officers to determine Mr. Friedman's fiscal 1999 compensation. In setting both the cash-based and the equity-based elements of Mr. Friedman's compensation, the committee considered competitive forces, the company's performance and Mr. Friedman's leadership in achieving the Company's long-term goals. During fiscal 1999, Mr. Friedman received a base salary of $292,884.

                                          COMPENSATION COMMITTEE

                                          Thomas P. Hirschfeld
                                          Joseph A. Graziano
                                          Barry M. Weinman

Compensation Committee Interlocks and Insider Participation

  The Company's Compensation Committee was formed in November 1996 to review and approve the compensation and benefits for the Company's key executive officers, administer the Company's stock option plans and make recommendations to the Board of Directors regarding such matters. The committee is currently composed of Messrs. Hirschfeld, Graziano and Weinman. No interlocking relationship exists between any member of the Company's Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Summary Compensation Table

  The following table sets forth certain information concerning total compensation received by the Chief Executive Officer and each of the four other most highly compensated executive officers (collectively, the "Named Officers") for services rendered to the Company in all capacities for the fiscal years ended December 31, 1999, 1998 and 1997.

                                                             Long-Term
                                                            Compensation
                                 Annual Compensation           Awards
                          --------------------------------- ------------
                                         Other Annual        Securities   All Other
Name and Principal        Fiscal Salary  Compensation Bonus  Underlying  Compensation
Position                   Year    ($)       ($)       ($)  Options (#)      ($)
------------------        ------ ------- ------------ ----- ------------ ------------
Peter H. Friedman ......   1999  292,884       --       --        --         --
 Chairman of the Board
  and                      1998  225,000       --       --        --         --
 Chief Executive Officer   1997  225,000       --       --        --         --
Jeffrey Snetiker(1) ....   1999  211,538    58,820      --    175,000        --
 Senior Vice President,
  Chief Financial          1998      --        --       --        --         --
 and Administrative
  Officer                  1997      --        --       --        --         --
Patricia Griffith ......   1999  147,923    85,305(2)   --        --         --
 Vice President of Sales   1998  140,000    21,569(2)   --     55,000        --
                           1997   68,076       --       --     20,000        --
Christopher J. Escher ..   1999  155,769       --       --        --         --
 Vice President of
  Marketing                1998  150,000       --       --        --         --
                           1997   60,576       --       --    150,000        --
Jenna Woodul ...........   1999  137,557       --       --        --         --
 Senior Vice President
  of Community             1998  125,000       --       --        --         --
                           1997  125,000       --       --        --         --

--------
(1) Mr. Snetiker joined the Company on March 1, 1999. The amount shown in the All Other Compensation column for 1999 covers temporary living expenses and commuting costs from Mr. Snetikers residence in Los Angeles, together with a gross-up to cover applicable taxes.

(2) Consists of sales commissions.

Option Grants in Fiscal 1999

  The following table sets forth certain information regarding the stock options granted during fiscal 1999 to each of the Named Officers. No stock appreciation rights were granted to the Named Officers during fiscal 1999.

                                                                         Potential Realizable Value
                                                                           At Assumed Annual Rates
                                                                         of Stock Price Appreciation
                                       Individual Grants                     For Option Term(4)
                         ----------------------------------------------- ---------------------------
                         Number of      % of Total   Exercise
                         Securities      Options      Price
                         Underlying     Granted to     Per
                          Options      Employees In   Share   Expiration
                          Granted     Fiscal Year(2)   (3)       Date         5%           10%
          Name           ----------   -------------- -------- ---------- ---------------------------
Peter H. Friedman.......      --            --            --      --              --             --


Jeffrey Snetiker........  125,000(1)       10.8%     $ 5.0000  03/01/09  $    393,059 $      996,089
                           50,000           4.3%     $13.9375  12/16/09  $    438,261 $    1,110,639

Patricia Griffith.......      --            --            --      --              --             --

Christopher J. Escher...      --            --            --      --              --             --

Jenna Woodul............      --            --            --      --              --             --

--------
(1) Each option is immediately exercisable and vests according to a vesting schedule, subject to the employee's continued employment with the Company.

(2) Based on a total of 1,155,925 options granted to all employees in fiscal
    1999.

(3) The exercise price per share of options granted prior to July 20, 1999 represented the fair market value as determined by the Board of Directors on the date the options were granted. The exercise price per share of options granted after July 19, 1999 represented the closing price for such stock as quoted by the NASDAQ stock exchange on the date the options were granted.

(4) Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation based upon the deemed fair market value are mandated by the rules of the SEC and do not represent the Company's estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values

  The following table sets forth, as to the Named Officers, certain information concerning stock options exercised during Fiscal 1999 and the number of shares covered by exercisable stock options as of December 31, 1999. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding options and the fair market value of the Company's Common Stock as of December 31, 1999. No stock appreciation rights to the Named Officers were outstanding during Fiscal 1999.

                                                    Number of Securities
                                                   Underlying Unexercised   Value of Unexercised In-
                                                   Options at Fiscal Year     the-Money Options at
                           Shares                            End               Fiscal Year End(1)
                          Acquired        Value   ------------------------- -------------------------
Name                     on Exercise     Realized Exercisable Unexercisable Exercisable Unexercisable
----                     -----------     -------- ----------- ------------- ----------- -------------
Peter H. Friedman.......       --           --         --           --         $ --       $    --
Jeffrey Snetiker........   125,000(2)(3)    --         --        50,000          --        609,375
Patricia Griffith.......       --           --         --           --           --            --
Christopher J. Escher...       --           --         --           --           --            --
Jenna Woodul............       --           --         --           --           --            --

--------
(1) The value of underlying securities is based on the $26.125 per share closing price of the Company's Common on December 31, 1999 minus the aggregate exercise price.

(2) All options granted under the 1996A Stock Option Plan and options granted to officers of the Company under the 1996 Stock Option Plan prior to July 19, 1999 may be exercised immediately upon grant and prior to full vesting, subject to the optionee entering into a restricted stock purchase agreement with the Company with respect to unvested shares.

(3) Includes no vested shares and 125,000 unvested shares as of December 31, 1999.

Employment Contracts and Change of Control Agreements

  The Company and Jeffrey Snetiker are parties to a letter of agreement dated February 18, 1999 governing his employment with the Company. Under the agreement, the Company offered Mr. Snetiker an initial annual salary of $250,000. In addition, he was granted an initial option to purchase 125,000 shares of Common Stock at an exercise price of $5.00 per share.

  In March 1999, Mr. Snetiker exercised an option grant to purchase an aggregate of 125,000 shares of common stock and entered into a restricted stock purchase agreement regarding the shares. Pursuant to the restricted stock purchase agreement, we have a right to repurchase any of the unvested 125,000 shares upon his termination of employment. As of December 31, 1999, all 125,000 shares held by Mr. Snetiker remain unvested. Mr. Snetiker paid the $5.00 exercise price per share for such shares by delivery of a ten-year full-recourse promissory note bearing interest at 5.23% per annum, compounded semi-annually. The note is secured by the shares of common stock purchased by Mr. Snetiker. As of December 31, 1999, approximately $625,000 in unpaid principal and interest was outstanding in the aggregate under the note. In addition, Mr. Snetiker's stock option agreement provides that, if at any time prior to March 1, 2000:

  . we enter into any transaction which involves a change of control and Mr. Snetiker's employment is terminated as a result of the change of control; or

  . Mr. Snetiker's employment is terminated other than for cause or as a result of voluntary resignation then, in each case, 25% of the unvested shares held by Mr. Snetiker will automatically vest in full. Generally, a "change of control" is defined to include mergers, asset sales or other transactions involving a transfer of at least 50% of our securities.

  The Company and V. David Watkins are parties to a letter agreement dated October 7, 1999 governing his employment with the Company. Under the agreement, the Company offered Mr. Watkins an initial annual salary of $325,000, a signing bonus of $45,000 payable in January 2000, and a $30,000 bonus payable after one hundred eighty days of service with the Company. In addition, he was granted an initial option to purchase 450,000 shares of Common Stock. The option becomes exercisable as to 112,500 shares after the first six months of employment, and the remainder becomes exercisable as to 25% or 112,500 shares after one year and the balance in equal monthly installments over the three years thereafter. If, at any time prior to the first twelve months of his employment with the Company, all or substantially all of the Company's assets or outstanding shares are sold, or if the Company is party to a merger as a result of which the Company's stockholders do not own more than fifty percent of the surviving entity, fifty percent of the options or 225,000 shares will immediately vest and become exercisable. Thereafter, all remaining unvested options will become vested and immediately exercisable upon a change of ownership.

Company Stock Price Performance Graph

  The graph below compares the cumulative total stockholder return on the Company's Common Stock with the total return on the S&P 500 Index and the S&P Technology 500 (comprised of those companies in the technology sector of the S&P 500 Index). The graph assumes that $100 was invested on July 19, 1999 (the effective date of the Company's initial public offering) in the Company's Common Stock and in the S&P 500 Index and the S&P Technology 500, including reinvestment of dividends. Historic stock price performance is not necessarily indicative of future stock price performance.


         EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC
                     TALK CITY,     NASDAQ STOCK    HAMBRECHT AND
                        INC.        MARKET (U.S.)   QUIST INTERNET
                     ----------     -------------   --------------
 7/19/99                $100            $100            $100
12/31/99                $218            $145            $207

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

  It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are therefore urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Peter H. Friedman
                                          Peter H. Friedman
                                          Chairman of the Board and
                                          Chief Executive Officer

Campbell, California
April 17, 2000

                                TALK CITY, INC.
              2000 Annual Meeting of Stockholders - May 19, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Talk City, Inc., a Delaware corporation, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 17, 2000 and appoints Peter H. Friedman and Jeffrey Snetiker, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of Talk City, Inc. to be held on Friday, May 19, 2000, at 10:00 a.m. local time, at the Company's offices located at 1919 South Bascom Avenue, Campbell, California 95008 and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below, and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY WILL BE VOTED IN THE MANNER AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS, "FOR" EACH PROPOSAL LISTED, AND AS THE PROXY DEEMS ADVISABLE ON SUCH MATTER OR MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


        PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
              DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED


                      TALK CITY, INC. 2000 ANNUAL MEETING

1.  ELECTION OF DIRECTORS:

     1. Kenneth A. Bronfin   2. Thomas P. Hirschfeld   3. Other_________________

     [_] FOR all nominees listed above (except as specified below).   [_] WITHHELD  AUTHORITY to vote for all nominees
                                                                          listed above.

    (Instructions:  To withhold authority to vote for any indicated     ---------------------------------------------
    nominee, write the number(s) of the nominee(s) in the box
    provided at the right.)                                             ---------------------------------------------

2.  Proposal to ratify the appointment of KPMG LLP as
    independent public accountants for the fiscal year ending    [_] FOR     [_] AGAINST     [_] ABSTAIN
    December 31, 2000

3.  Proposal to ratify the amendment to the Amended and
    Restated 1996 Stock Option Plan                              [_] FOR     [_] AGAINST     [_] ABSTAIN

In their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

Check appropriate box
Indicate changes below:                 Date: _________________    NO. OF SHARES
Address Change? [_]  Name Change? [_]
                                      ------------------------------------------

                                      ------------------------------------------
                                      Signature(s) in Box

                                      (Please sign exactly as stockholder(s)
                                      name(s) appears hereon, and return
                                      promptly in the enclosed envelope.
                                      Persons signing in a fiduciary capacity
                                      should so indicate. If shares are held by joint tenants or as community property, both should sign.)